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                                                                    Exhibit 99.1

                        Press Release dated May 30, 1997

                     A.D. TECH ACCEPTS FOILMARK'S DECISION
                 NOT TO PURSUE DISCUSSIONS ON ACQUISITION OFFER

       World's largest food company to expand microwave product sales in
                  Europe using A.D. TECH's patented materials

TAUNTON, Mass., May 30, 1997.  Advanced Deposition Technologies Inc. (NASDAQ:
ADTC) announced today they have accepted Foilmark's decision not to pursue discussions regarding A.D. TECH's unsolicited acquisition offer.

"I believe Foilmark's decision was short-sighted and uninformed," said Glenn J. Walters, president/CEO of A.D. TECH. "There are significant cost savings, technical synergy and manufacturing economies of scale that could have benefited both company's shareholders in this proposed transaction. A.D. TECH had financing available for this transaction, but we will respect their decision.

A.D. TECH made an offer to purchase all of Foilmark's stock on May 14, 1997.
The offer was made at a premium to the current market price of Foilmark's Common Stock.

A.D. TECH also announced today that Unilever, the largest food company in the world after more than 12 months of successful marketing of "ACCU-CRISP/TM/" in Europe, has decided to broadly expand product sales using A.D. TECH's patented microwave food packaging materials.

Additionally, A.D. TECH is introducing a new microwave product: Microwave Roaster Bags, which can brown and crisp a whole chicken, or turkey in one-third the time of conventional ovens, utilizing A.D. TECH's patented materials.

In the past six months, the "BROWN N' CRISP(R)" infomercial has been running very successfully, being rated one of the top ten infomercials during this period and a second infomercial is underway. The new Microwave Roaster Bags are expected to be offered in the near future. "BROWN N' CRISP(R)" is being sold in numerous international markets and expanding. For instance, A.D. TECH has a promotional agreement with Sanyo microwave ovens. "BROWN N' CRISP(R)" has been very successful at the retail level, with distribution expanding to all major retailers nationwide. "BROWN N' CRISP(R)" is becoming a staple at the consumer level and a significant portion of A.D. TECH's annual revenues.

Advanced Deposition Technologies, Inc. (NASDAQ: ADTC) is a technology development corporation committed to commercializing new technologies and products related to thin films, coatings, dielectric film and vapor depositions. Currently, the company has product divisions in markets for electronics, microwave food packaging, security holograms, retroelective films, and a product development group. The company either owns or licenses more than 35 patents and has approximately twelve patents pending. A.D. TECH pursues technology leadership positions in its existing markets and develops new products for emerging growth industries. On a selective basis, the company licenses its proprietary technologies and patents to market leaders who can accelerate the revenue growth of A.D.TECH's unique products and technologies into large-scale commercialization and markets.

Certain statements contained above are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events, results and/or timing may differ from the events, results, and/or timing as projected, estimated or described above.